Exhibit 10.0	Michael Tidwell Offer Letter

Michael Tidwell

April 5, 2019

Re: Offer of Employment

Dear Michael,

Data I/O Corporation is pleased to make the following offer of employment to you, contingent on our satisfactory evaluation of references and background check.  We are offering you the position of Vice President, Marketing & Business Development, with a start date of April 30, 2019.  This position is a named 16b Executive Officer and reports directly to Anthony Ambrose, President & CEO.

Cash Compensation

The total cash compensation for this position is comprised of a base salary, a bonus program, and equity. Your annual base salary is $225,000. Participation in our Management Incentive Compensation Program (MICP) is at a rate of 50% of your base salary at target. Goals for MICP will be a combination of corporate and SentriX specific objectives. Future goals and measures are subject to change on an annual basis.

Equity Compensation

Effective on the first day of the month following your first day of employment, equity awards will be made to you pursuant to the terms of Data I/O’s 2000 Stock Compensation Incentive Plan.

A signing bonus of 7,500 Restricted Stock Units is awarded, effective the first of the month following your start date and vesting quarterly over the period of one year. You will receive an additional grant of 50,000 Restricted Stock Units, effective the first of the month following your start date, and vesting annually over four years. Also, an award of 25,000 shares of non-qualified Options will be granted to you. These options have our standard terms of: a four year quarterly vesting period, a six year life, and will be priced at the Fair Market Value (average of the high and low for the day) of our stock on the first of the month following your start date.

Severance

Excluding any termination related to a change-in-control, if you are terminated without cause, you will receive a severance equal to six months of base salary paid out under our normal payroll practice.

Benefits

You will be eligible for all company benefit programs.  Your life insurance benefits are effective on your first day of employment.  Your medical, dental, and vision benefits are effective on the first day of the month following your date of employment.  You will have 30 days after you begin work to choose the type of coverage you would like.  You are able to begin contributing to the 401k plan upon hire and will be immediately eligible for the company match at 4%.

You will be covered by our Directors and Officers insurance coverage.  In addition, an Executive Agreement, covering change-in-control provisions including base salary, average MICP earned severance provisions and $20,000 of outplacement services will be offered subject to entering into our standard executive Non-Compete and Non-Solicitation Agreement. Change-in-Control provisions for acceleration of equity vesting will apply to your grants as of your first day of employment at Data I/O.

Your employment will be governed by Washington law and is conditional upon execution of our standard Employment Agreement (see attached regarding confidentiality and intellectual property) and completion of an I-9 form as well as satisfactory completion of reference and background checks. The travel demands of this position require you have a current U.S. Passport or other acceptable form of travel documentation. Your signature below indicates acceptance of this offer and that you represent that you are under no restrictions, contractual or otherwise, which would prevent you from accepting employment with Data I/O. While this offer does not express or imply an employment contract between you and Data I/O for any specific period of time, we believe that the relationship will be productive and mutually beneficial. The terms and conditions outlined above are all of the terms and conditions of this offer and this offer will expire on April 5, 2019.

Please return one copy of this letter as soon as possible.

Michael, we are excited to work with you and welcome you to Data I/O. We believe you can make significant contributions to Data I/O and look forward to you joining us.

Sincerely,

/s/Anthony Ambrose

Anthony Ambrose

President & CEO

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I am accepting this position based solely on the terms and conditions of employment described in this letter.

Accepted:

/s/ Michael Tidwell                                                                                                          5-APRIL-19

Michael Tidwell                                                                                                                Date Signed